EXHIBIT 5.1

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” in amendment No. 1 to the Registration Statement (Form F-9 No. 333-111084) and related short form base shelf prospectus of Talisman Energy Inc. dated December 18, 2003 for the registration of up to US$1,000,000,000 of its debt securities, and to the incorporation by reference therein of our report dated February 14, 2003, with respect to the consolidated financial statements of Talisman Energy Inc. incorporated by reference in its Annual Report (Form 40-F) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

Calgary, Canada December 18, 2003	Chartered Accountants